Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-215603, 333-210695, 333-209129, 333-208879 and 333-199684) on Forms S-8 of Sientra, Inc. of our report dated March 16, 2017, relating to the consolidated financial statements of Miramar Labs, Inc., appearing in this Current Report on Form 8-K/A.

/s/ SingerLewak LLP

SingerLewak LLP

San Jose, California

October 5, 2017